Exhibit 99.1

Infinite Reality - Conference Call Broadcast from the Metaverse

Saturday, 12th March 2022

Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Presentation

Sean Cross

Co-founder & President, Infinite Reality

Operator: This communication contains forward-looking statements. USI and Infinite Reality generally identify forward-looking statements by terminology such as may, should, expects, plans, anticipates, could, intends, target, projects, contemplates, believes, estimates, predicts, potential or continue or the negative of these terms or other similar words.

These statements are only predictions. Infinite Reality has based these forward-looking statements largely on their then current expectations and projections about future events and financial trends as well as beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of Infinite Reality’s control.

Infinite Reality’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks associated with the ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction.

The outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions, the occurrence of any event change or other circumstances or condition that could give or rise to the termination of the proposed transactions, statements regarding future events, actions, or performance.

Accordingly, forward-looking statements are not guarantees. And you should not rely upon forward-looking statements as predictions of future events. Infinite Reality cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

And actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made, except as required by applicable law or regulation.

Infinite Reality undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an anticipated event. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

Nor should there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. No offering of securities and connection with the proposed mergers shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 as amended.

Sean Cross: Good afternoon, and welcome. Thank you for joining us. My name is Sean Cross. I am the Co-Founder and President of Global Business Development and revenue here at Infinite Reality. Today, we are going to share with you an amazing visual presentation. So, if you happen to be on audio, we will suggest that you switch over to video now.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Facts

With that, I would like to open up with a few facts about the company to give you a little context and framework for where we are starting. First, we are here in Thunder Studios. It has been around since 2013, the largest independent studio in California. We are going to share several of the studios with you here today.

Second, I would like to talk about Infinite Reality. The co-founders of the team have been around for 20 years, developing amazing award-winning worlds for Hollywood. And with that, we are going to share some of the vision into that, and some of the worlds they have developed.

Number three, Display Social. The assets for Display Social were acquired in April of 2019. Subsequently here last year in May, a 150 artists, celebrities, influencers, and athletes came together for five weeks of free concerts to launch from a few hundred thousand people to today millions and millions of people on the platform, wrapped around the idea of creators first.

Three Amazing companies

Moving forward into this year, these three amazing companies came together and decided to join forces. And with that on 7th January, we announced the acquisition of Thunder Studios for a $150 million and Infinite Reality for $85 million. Both of those were done at a $1 billion valuation.

Wrapping those three together, we now have been on a tear, really excited about where we are moving. Since that time, we have announced that we will be releasing an NFT marketplace. That is coming in the upcoming months. We also are going to be announcing the release of our open public metaverse. Several privately, but we will see that coming in the coming months.

This past week and a half ago, we announced that we are moving into a public entity. That is Universal Security Instruments or UUU. And we will be going public. We will be acquiring that. We announced that the three companies now are named Infinite Reality.

Quiet period

And finally, to give you a little detail, we are technically in a quiet period right now. So, today we will give great information about this company. But we are filing S-4 in the coming several weeks. So, we will be in a quiet period during that time. Once that S-4 is filed, the regulatory process typically takes four to six months.

Equity purchase agreement

And then finally this week, we came forth with another item. We announced a standby equity purchase agreement with Yorkville Global Advisors. And Yorkville has done a wonderful thing. They are providing up to $200 million in equity financing for us. And that will come forth at the launch.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

So, that gives you a small framework of what we are getting ready to share with you over the next hour. Thank you for joining us. And with that, I am going to hand it over to our leader and visionary for the company, Mr. John Acunto.

Overview

John Acunto

CEO, Infinite Reality

John Acunto: Thank you, Sean. Welcome, everyone. Thank you so much for being here.

Introduction

Over the next 45 minutes or so, we are going to walk you into our world here. We are going to introduce you to the metaverse. We are going to introduce you maybe to some new facts and things maybe you have not heard or seen.

Transformation

One of the exciting things about technology today is that it has truly – because of COVID, it has transformed and rapidly accelerated. But I want to talk first a little bit about some changes that have happened overall over the past 20, 30 years. And some of them that we really believe very strongly are applying to today.

In 1976 until 1983 or so, we had content consumption. And that content assumption was done by us tuning into ABC, CBS, and NBC. That is where we got our world[?]. We got our ABC Sports. We got our news. We got our Saturday morning cartoons. We got our primetime programming, whether it was Dallas or Dukes of Hazzard or whatever that content was, Who shot J.R.?

Our lives were gripped around three channels, these three silos. And then there was a fracture. And in that period of time, we saw cable enter the marketplace. And it was laughed off. Ted Turner and his idea of 24-hour news, the thought ESPN could somehow have content of programming of live sports all the time, 24 hours a day.

It was insane to think that they could compete. In fact, if you actually do a Google search, you will see that most of the articles were not just negative on cable, the thought that you would pay for TV. Most of them thought the entire industry was doomed to fail. In fact, what we have seen is that both ABC, CBS, and NBC continue to thrive and build their businesses.

And we have seen that cable has expanded into hundreds and hundreds and hundreds of content channels. Now would you think sitting there today, would you say well John, I think that the History Channel competes with ABC or would you say the History Channel competes with ESPN?

See, we changed our appetite from just getting our source of information, our source of content, how those three channels chose the program helped program what we did, how we viewed things. Now today, niche and opportunity help us determine how we consume content just like it did in those early 1980s with cable, where people began to dive into new experiences of content.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Wow, I can tune into news when I want it on headline news or hey, I can tune into learning about history or science or travel or food, and consume this content. Plus, maybe tune into some of that major programming from those larger-siloed, mainly ad-supported platforms.

Today, there is a disruption that is happening in a very similar fashion and it is happening right in front of our eyes. So, we are going to talk a little bit about that. And we are going to talk about how the creator economy and its impact is why this metaverse is even possible today. But more importantly, we have to look to 1993 as a way to understand the importance of today's moment.

Websites

In fact, in 1993, there were only 650 websites. It seems crazy that the technology that has driven us to this great moment today, where we can even say the word metaverse, and we can talk about us joining a community as avatars and rechanging things. And we are talking about changing banking with NFT and blockchain. All of this spawned. And there was a point in time where there were only 650. Today, there is a 1.18 billion websites. And as we start digging in, I want to start today with just a few facts, and talk about these facts, and really help all of us have a baseline for how Infinite Reality is a major disruption.

[Video]

This year, Ad placement spend is expected to reach almost $1 trillion with most of digital going through Google and Facebook. Last year, 72% of all online shopping carts were left abandoned. that is $18 billion of lost sales. The metaverse has a potential $8.3 trillion total addressable market in the US according to Morgan Stanley.

Similarly, Goldman Sachs analysts predicted that the metaverse will become an $8 trillion market. 25% of people will spend at least one hour per day in the metaverse by 2026 according to Gartner. And finally, JP Morgan states, the metaverse will likely infiltrate every sector in some way in the coming years with the market opportunity estimated at over $1 trillion in yearly revenues.

John Acunto: So, we start to think about all these facts, and all this information. And then we think wow, what happened since 1993? We had this rapid expansion, right. We went from 650 websites to 1.18 billion. And they are all stuck inside silos again. Here we are today with 1.18 billion sites. And our data, our content, our programming, who we are, how creative communities get paid today. They are all back into that ABC, CBS silos. What is super important to walk yourself through now is to understand the connection between what has happened, and what is happening now.

Data

It is very natural as data begins to get consumed and as behaviors begin to happen online and as these big companies begin to understand more and more and more about what the digital footprint is of a consumer, of us as users. Everyone watching this is a user in the eyes of technology.

Metaverse

But where we are today is in that expansion is now happening again. Cable is the metaverse in essence. Where maybe today there were a few video games and there are people here or there is a few metaverses, we want to be the company that powers the ability to create billions of metaverses, that creates the explosion of that silo that breaks that mold.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

The best way to start to look back at why are we here is to look at the triangle here right behind me. And this pyramid in fact is how a metaverse community is built, is operated, and how ultimately people that have an experience in a metaverse will come to be entertained or consume products and information.

So, on the right, we call that part of our triangle API. On the left is SDK. And then the top is entertainment. What do these things mean? Well, API is basically a tech word to mean that it is a service to which someone who is developing a product is able to go in and tap into. So, for example, we offer as a service for people to create – when they create a metaverse to be able to use our servers. And we charge fees for that service. People may want to store data. We would charge fees for that service. People may want to use our ad platform. That would be API. We would charge or share in some of that ad revenue. People may want content moderation. And we would do that.

Under SDKs, it is very simple. It is a software development kit or in essence, that is where our metaverse building. That is where our ability to create ultimately amazing metaverse products, and to partner and consult and help businesses and creators understand what is a metaverse, how is this an extension of my current website?

How can I do this easily and quickly? The SDK team will help you do that. And the entertainment, that is that frontend stuff. that is where our Display Social app will live. It is where the wonderful Thunder Studios is. It is where content is created. It is where the consumer consumes product.

It is where product gets created, a super important element to that triangle. So, but let us go back and give a little history about how these three pieces came together to be Infinite Reality. And why is it super important? So, if you look at the API, the API is in essence the fundamental pieces that built Display Social.

Display Social

So, what is Display Social? Well, Display Social is a social media app where when creators which is any user in our platform post content and ads run on that content, we share 50% of the ad revenue with that creator. We also created a backend e-commerce engine. We partnered with Dolby[?] to create Live Dolby video.

But most importantly we created the entire fabric of what is needed to have a social experience, from communities, to advertising systems, to everything you need to create a social experience. And in fact, a metaverse is a social experience. A metaverse needs content moderation.

A metaverse needs ad support. A metaverse needs communities. If I go into a metaverse and I do not have friends and I do not know who to follow and I do not know when somebody is in one particular area and how do I join them, we have built already in Display all of these APIs, all of this technology that could be used by the metaverse developers.

So, let us talk about why did Display Social come to be. And I bring you back really quick to the example I used of the cable companies. Well, it came to be because of what I refer as a fracture that occurred about four years ago. And it was maybe now nearly five. And the fracture to the left here, your right would be the duck face.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

And that is real easy. People would post content on social media. And they would make their little faces, and they did not care. They shared it with family and friends. They got a super number of hearts or likes or engagement. That made them happy. And that is on this side. Then on this side came creators.

Where they went out and did fun stunts, did spoofs, did comedy, did all these amazing fun things. But pooh, that is expensive. That takes real money. To get the camera crew out there and to shoot it, the thing is no one was getting a check from Facebook. The only people in the market that were paying was YouTube.

That was it. So, you were a YouTube star or nothing. And so, out of that Display Social rose onto that creator side to create an ability for creators who are creating content to be able to monetize it. It seems fair. But that creator side due to COVID, that side amplified at a level and a rate that no one can imagine with companies that are truly destroying social as people realize.

That the duck faces are getting exploded right now in front of your eyes. The TikToks, what, hundreds of millions of people are now standing in front of a camera and dancing. They are creators. They will need a platform that pays them. You cannot create for free. Creation has cost.

And creative things have value. So, that helps you understand a little bit about Display Social and that underpinning of APIs. And we are going to get back to that. But now, let us talk about Infinite Reality. So, Infinite Reality, which is one of the companies that ultimately, we closed on acquiring with Elliot and Helix and his team.

Well, they built metaverses. They figured out several years ago when COVID happened, hey Burning Man is happening. And they need a place because they cannot meet in person, where we can bring and create a community, and we can have a thousand live simultaneous events.

And wow, these are artists and creators themselves. And so, they need the freedom to own their own works. Well, I mean that could not happen in a Facebook community today, right. You sign a service that says that you do not own those. And so, Infinite Reality created this space that not only was amazing in its first year.

But it was so good they asked them to do it again, which tells you a lot. Because usually when somebody does something one time, it is either good or bad. And if it is bad, you do not do it again. that is usually how it works. You find someone else, right. They did it again.

And they achieved something that almost to me was unheard of, which is they were giving this community, this Burning Man community the ability to go into a virtual environment, and not replace Burning Man in the physical space, but to keep that spirit or that torch alive until they could once again reunite as a community.

What an amazing, what an amazing moment for all of those people that just wanted that social camaraderie, to just do that act, and to be there, and to experience each other. What an amazing fun thing. And then, we get to entertainment. And we talk about that for a minute and the history of that. And that piece is super important.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Rodric

Rodric, who you will see here in a moment and hear from, started Thunder Studios. Literally, Thunder Studios has been about transforming content, and bringing technology into content. That is its existence. Everything Thunder Studios has done under Rodric’s leadership has been to continuously explore ways to advanced creators and the creative community to use technology, to empower them to create a better product.

Ultimately, entertainment is the key thing that all of us end up consuming. So, these backend things, the how do you build a metaverse, SDK things, and the API things. That is more of the background. The foreground to what we see as consumers is the entertainment piece.

And that is where that is. So, what is a – what is this metaverse? And what are some of these things that we are going to be showing you today? Before I walk you into what I am going to ultimately show you, I want to explain something super important. And that is what is a closed metaverse and what is an open metaverse.

So, a closed metaverse is actually a video game today. It could be Roblox. It could be any of the video game platforms that are out there. And what happens is, is that a user comes in, and they sign a terms of service. They agree that their avatar, and all of their virtual goods are going to stay in that game, and they are going to buy virtual things just in that game. And they are going to live within that game or within that game community of other games, but ultimately it just lives there. So, that is closed. The ability for a company like a Facebook or a Microsoft or even any of the game makers.

Example

And I do not want to single anyone out in this example. I certainly can single out Microsoft and Facebook. The ability for them to say, you know what, we are going to let all of the data that we collect on all of the people that come in as avatars in our closed metaverse, we are going to share it all with everyone else. So, you can be in Facebook. We are going to gather all this information, all of this monetizable data, and we are just going to give it to Microsoft. Microsoft here you go, right. See that is not going to happen, see. And that ultimately is why they are closed, right. It is because they are gathering that information on what that avatar or what that user is doing, and they are keeping it, and monetizing it for themselves.

Infinite Reality is about powering and building metaverses for creators, and giving them the power to have an open community, an open society. And that is what we are working towards. So, there is another example that we can use here, a really good one actually. And that is what happened when Apple went into the marketplace with its Apple IIc and its personal computer? They revolutionized probably everybody on this call.

If you are in your mid-40s into your mid-50s, you probably had some class with an Apple IIc at some point, and did some programming. They owned the school systems. They owned everything you needed to do. Apple did it right. They went into the market gunning. They had the computer, and they had the software for their computer. And that was their silo.

But then this guy Bill Gates, he went to this IBM and he said listen, I got DOS. And I think this DOS system will help you power any personal computer. And then people can build programs and build platforms on this DOS. And that you can have whatever computer maker you want, it does not matter. Now we can get into this debate about who won. But the fact is it is really not a debate. Microsoft cleaned house on Apple. Apple's business model of being closed of this is my software, this is my hardware, they did not have the market share. In fact, Apple repeated that a little bit when they got out of computers if you will and have a great market share there, into phones, Apple did the same thing.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

You see Google deployed a very similar model. When Google said similar to Microsoft that is, we are Google. So, hey here is this Android platform. Feel free to do it. And there are now tens of thousands of android-powered devices globally. It dominates the globe in terms of usage and in terms of infrastructure and what was built.

Having an open metaverse allows for creators, businesses to own their own data, to generate a 100%, nearly a 100% of their ad revenue to truly be in charge and running their own social platform, their own business online, and put themselves in a position to succeed at their efforts.

So, as we continue now to explore the metaverse, and we are super excited to let you in. I want you to think about one last thing. I want you to think about those 650 websites. I want you to think about how many companies are there out there today that you know of that can build a metaverse and build it safely.

And what do I mean by safely? Content moderation is something that at Display Social we took really seriously. We invested millions and millions of dollars into making sure that our community was safe. Building a metaverse sounds like it is difficult. In fact, building the metaverse does take a tremendous amount of skill. But what is difficult is building a safe community. Every metaverse we build and every person that we partner with in building a metaverse, we are offering the ability to give them that safe community, that safe place for them to thrive, and build their creative community or their business community.

We are super excited today to have Elliot, Helix, Sean, Rodric take you into this metaverse, and give you an experience. I am excited to show you some really transformative things when we get into that space. So, let us do that now and have a little fun.

[Video]

Speaker: Ladies and gentlemen, boys and girls, do you believe in magic?

Speaker: Egyptians were known to be incredible builders. Can anybody tell me why the pyramids were built?

Speaker: I love your work. Could you show me some other pieces?

Speaker: Hey welcome.

Speaker: I really like this car, but could you swap out the rims?

Speaker: Of course. You want to take it for a test drive?

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Introduction

Rodric David

President, Infinite Reality

Rodric David: Welcome to the metaverse, where all the world is your stage. Good afternoon. I am Rodric David, President of Infinite Reality, and the founder of Thunder Studios. My metaverse experience began back in 2006. Steve Jobs introduced the iPhone. YouTube started to emerge. And therefore, that created to me the recognition that here is the commencement of the creator economy. That led me then on the journey to say, how can I exploit the opportunity that this would create. So, in 2013, I founded Thunder Studios in Los Angeles, a 150,000 square foot production facility, 14 sound stages, virtual production capacity, XR stage.

In 2014, I built an Esports Arena. Gaming was such a powerful medium for me growing up. I grew up in the video game environment. And so, in 2015, we commenced and launched Thunder Gaming, our production division focused on youth culture. See some of the stuff we have done action.

Speaker: Background[?]. Action.

Rodric David: So, gaming led us to here, the reinvention of television. If we look behind me here in this environment, we have now got the convergence of the three behaviors that our children and Gen Z millennial consumers exhibit[?] 80% of their time on mobile devices.

Social engagement, entertainment and gaming, all-in-one homogeneous experience. Think in this environment how brands and creators in the creator economy can interact and reward each other. Behind me here we have a video being shown of some things that Thunder Studios has done in its past.

We have avatars interacting and experiencing with that experience. And we have shop fronts. So, what you need to appreciate is in the virtual world, it will be as complex as a society as the real physical world. So, in this environment, brands can interact with consumers in ways that they have not thought of before.

Advertising

Advertising can evolve. It no longer needs to be an interstitial[?]. That takes tension away from the programming that we are enjoying to the brand message. In this example, the corner store, the producer of the programming could have a deal with say the Gap. And if any avatar walked into that shopfront, they would be teleported to Gap’s metaverse. So, meet the team that is transforming the world through the metaverse with interactive television.

Speaker: IR is a metaverse entertainment company.

Michael Ginn: We have got a great product set. We started with the social media platform that is based on the premise that pays. We have got full production capabilities from a studio to remote broadcasting. We have the ability to build metaverses, the tools to allow others to build metaverses, and the expertise to provide critical advice for anyone who is looking to build a metaverse.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Sarah Pribis: It is taking the best of social. It is taking commerce, entertainment, and education, and putting them all in this virtual world.

Chris Johnson: Really what we make is a platform for people to be able to express themselves, and express themselves in almost any medium that they desire.

Candela Rebot: Not just celebrities or brands or big corporations, but the everyday creator that needs to put a shop, a concert, anything that they can imagine.

John Acunto: You have Display, which is a social media app. You have got the entertainment side of our company that provides the content. You have the people that are providing the tools to build these metaverses, and to empower creators. And when you bring these complex pieces together, they really form what is the metaverse.

Candela Rebot: It is unique because of the background that each company has.

Sean Cross: Half the money that Infinite Reality receives through its Display app from advertising goes back to whoever drops[?] it. Whether it is your pictures with your kids or whether you are a famous artist, celebrity, or athlete.

Candela Rebot: Thunder Studios has worked with clients and productions around the world. Any live streaming or broadcast and production you can think of we have done. Another really great capability of Thunder right now is XR virtual production. Attached to that has been gaming for a long time. And so, we have capabilities to run virtual tournaments or even hybrids which require players around the world to connect simultaneously at the same time.

Billy Jones: Infinite Reality supports creators and brands by giving them the tools and the outlets to really maximize what they do best. Whether it is a show, whether it is the way you are selling merch, whether it is the way you are releasing a song, we are giving you a new way of doing things to engage with your fans.

Elliot Jobe: So, right now we are really focused on tools for people where they are at, which is a phone in your pocket or camera that a creator might have, and the internet. Meaning, the ability to share that then with others, and how can we amplify that. And so, we have tools that add production value, that add the ability to collaborate, that help present that creator's vision in a way that create so much value for the audience. That then they are able to grow their clientele, to grow that audience, and to facilitate that relationship between the creator and audience or brand and customer in a way where that becomes a two-way street.

Sean Cross: When you look at some of the players out there, they do not offer compensation back for what you are doing. What we offer inside Infinite Reality is something that rewards you for what you create.

Billy Jones: We are going to educate you on NFTs, metaverse experiences, the consumer engagement, brand engagement, and just give you the data that helps you take your brand and your career to the next level.

Helix Wolfson: To have this opportunity to provide creators with the tools they need to really literally just connect with anyone on the planet in deep, profound meaningful, in ways that feel so vital and so vibrant and so much like real life is an incredible offering. And it is really exciting to be a part of making that happen.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Ray J: We are reaching out to the world right. And we are bringing everybody into this one big metaverse that we can all create together, understand each other, and put you in the best position you can be as a creator. That is what Infinite Reality is.

Elliot Jobe: I am Elliot Jobe, Chief Innovation Officer here at Infinite Reality.

Helix Wolfson: And I am Helix Wolfson, President of Metaverse Operations.

Elliot Jobe: So, Helix why are we so passionate about the metaverse?

Helix Wolfson: I think it comes down to two things we are both very passionate about which are community and connection. And when we first started thinking about metaverse, it was back during COVID. We started having talks about how do you connect people in a time of such disconnection, right, in such isolation.

And community has always been a huge part of my life as you know. I have always been passionate about bringing people together. And one of the communities I am most passionate about is Burning Man. In fact, what you are seeing back here are a number of different pieces from the Virtual Burning Man experience that we put together, The Infinite Playa.

So, during that time if you remember as we were talking about how do we bridge the gap, how do we bring people together or when they cannot physically be together, we started talking about Burning Man. In fact, Burning Man was canceled for the first time in its history. And I remember calling you and saying Elliot, can we do something about this?

Elliot Jobe: Right, right. So, here are a hundred thousand creators, all doing beautiful work that year after year who are fully invested in this project. And how can we help bring them together? And so, what were we able to do that first year?

Helix Wolfson: Yeah. So, in a burst of incredible creativity and just unlikely putting together or mashing together of technology in a sprint, we created something called The Infinite Playa, which was a virtual simulation of Burning Man, a very faithful photo-real recreation of Burning Man. And we pitched this to the community as a way to bring them together. This COVID had taken so much from us already. And I just felt like, we could not take Burning Man away from the people who loved it so much. And so, we created The Infinite Playa in about four months.

Elliot Jobe: Yeah. And one of the things we were able to leverage of course was our virtual environment experience. So, in addition to Thunder and the capabilities that you see there with XR, I and previous companies and we have worked together for 10 plus, 20 years doing virtual environments, really high end for Hollywood and cinema.

So, we actually had a deep bench of talent at the ready to help flesh this out, and to help work with artists and creators that otherwise do not have an idea of necessarily how to bring their project and piece to life. So, where did we go from here coming out of this experience?

Helix Wolfson: Yeah. So, coming out of this experience, working with all of these incredible artists, working with these, we had something like 40 different giant scale 3D art installations. We had 50 participating cams. And those cams sent in thousands of different streams from content creators, whether they were DJs, performers, speakers.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

And coming out of it, we felt really excited about where it was all going. And we felt like this connection had been made. And it felt vital. It felt really different than anything we were seeing in other technology. That led us to our first persistent always on metaverse environment, which is called Metamorfia, a world dedicated to the betterment of humankind, to bringing out the best in us.

Elliot Jobe: And so, we are working with these different partners who we met at Burning Man as well as others since then to create different spaces for their own community, but also to have adjacency to others. So, there is a space for people to go and explore and connect, and share some of those incredible community values that create such positive experiences for everyone.

So, my favorite definition of the metaverse is the removal of distance as a barrier to connection, collaboration, commerce, and creativity. And thinking about connection and thinking about being a creator-first platform, and really wanting to support creators, one of those connections that is really critically important is the connection that a creator has with themselves.

And obviously, then how they bring that to others around them? And so, Metamorfia has spaces and experiences not just designed for internal development and exploration, but also externally learning about the environment, learning about sustainability, and that relationship that we with others and ourselves.

So, a great example here is one of our creators. This is a woman that does talks on intergenerational trauma. And she hosts this group here in the metaverse. She is also able to stream this to all kinds of other platforms to help her audience connect in whatever way that they can.

And the beautiful thing here is this is a really simple green screen setup in her garage. So, anybody can do it. Let us go to John for a couple of more great used cases in the metaverse.

John Acunto: So, here we are. This is actually my favorite part, talking about being able to create a time machine if you will with a metaverse. Behind me here is a little glimpse of what I mean. This is 1940s Chicago. Here, we are right now immersed in this amazing city at a time that probably none of us witnessed this amazing place.

In fact, I am not just witnessing it. I am a part of the experience. I am seeing cars I have not really seen before. I am seeing signs that I have not seen before. I did not realize the power lines look like that. I am learning and discovering here. But most importantly, the metaverse is a time machine. It allows us to go back to any period anywhere in the world. This might be 1940s Chicago, but what was 1940s Hong Kong, Paris London? What was going on in South Korea? What were they doing in Bangkok? What were they doing in Vietnam? What were they doing anywhere in the world in 1940?

I can immerse myself. If I am a teacher and I see the power of the metaverse to allow my students to learn through the active participation of play, think about how powerful that is. But I am a grown adult looking at this experience and saying wow, this takes History Channel to a whole another level, does it not, because I now can be an active participant during any period. I can hear the music, understand the culture, and learn.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

And it is super important to understand this piece of it. For here, for us at Infinite Reality being able to make education a part of our business model, to make it a part of the process is everything. I am a father of five children. And to think that we could have a hand in giving them the opportunity to learn and discover new things, that their children can learn and discover new things and new ways that make it more fun and more exciting, where they learn and engage more, it is so exciting.

So, let us talk about that. What do I mean by learn and engage more? So, here I am in this time machine, but I could transform myself to being an ant. I could be literally discovering plants. I could be an astronaut with my class, and discover how worlds were formed, how our actual earth was formed.

But here is the thing, it is really the imagination of the curriculum that dictates how and what people experience from an educational standpoint, what is it that a second grader is learning. That would be their history experience here. If you are a senior in high school or if you are a senior in college, maybe the experience is teaching how we can be peaceful on this planet. Maybe, it is showing the effects of war. Maybe it is showing how economies work. What was the cost of something in that business? Maybe, it can show all kinds of things. At the end of the day, the imagination of communities, the imagination of teachers will help shape our young people.

And we are so, happy to be a part of helping to build the infrastructure and the backbone of something so amazing, and so much fun. So, here we are on main street. This is it. This is one of my most favorite places in the metaverse here. And let us just take a look around. And at the same time, let us talk about some of the things that are happening here. There is actually a lot happening. And the first and most important thing is the retail space. A couple of things, you hear people talk about hey, I bought property in a metaverse. Well, here is some of that property people would be buying, right. Hey, I want to own this place on main street or I want to own that part, that villa that overlooks the water to our right.

But what else is happening here? This is the transformation from what we see today as a retail experience online to not scrolling, but strolling into our retail stores. So, today when we are online, we are scrolling. And now we are strolling, literally strolling to a retail store. But it is not complicated to do. Quite frankly, it is the opposite of complicated. It is quite easy. Even for us as developers, the connection between this space in that retail store here or there is like going from one website to the other. And that is that fabric of Web 3.0 that you hear is the ability to use blockchain and to use data and share it from an open metaverse standpoint to share it from this space to that retail space.

So, when I walk up to that store, I am simply in this space transferring my information as an avatar to that space so they understand who I am. They get a copy of the avatar. Now, I can enter into that store, and say let us say that store is the Gap or let us say it is some other retail store.

The other amazing thing is that Main Street can be customized to me. So, I am looking at this experience. And let us say, I am into golf. The stores could be Callaway, and Titleist, and other golf brands. Let us say, I am into sneakers. The stores could be Nike, Adidas, Converse, etc. So, as we look at this Main Street and what is happening, we can see that transformation. The other thing is that you are seeing is that I can broadcast myself into this space.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Now for the purposes of this demonstration, we obviously talk about avatars when we think of the metaverse. But talking about me as a person being able to come into this space is as simple as if I am at home, it would be as simple as just having a green screen, and being able to go and interact with my friends, right here on Main Street.

But most importantly, when we look at Main Street, what it really does is it gives us a sense of community. This is where I can say hey, I want eat and let us go shopping together. Or hey, I want to meet and go check out that business. If you look back there at that little bus in the background, we can share a funny story sometime about how during the time of Reggaeton it was not legal for people to hear certain types of music. And so, we transformed this space to replicate how people used to hear music back then. And what they would do is they would actually sneak onto buses and put tapes in and play the tapes and hear the music, and go and find places to discover music. And so, this community here helps replicate that scene. And that is those buses going around.

So, as we go and look at these metaverse experiences, the next one that I am going to be showing you, and I am super excited about, which is how is retail going to work in the metaverse, and how does that change the world. And we are certainly excited to show you our perspective on that.

Welcome to retail of tomorrow. This particular scene is actually what inspired me personally to see the disruptive change that the metaverse is going to have on everything. Now in this particular shot, there is a lot happening. And first is we see that these two people are having a conversation in a retail setting.

A, they are represented as avatars, super exciting. B, they are talking to each other using audio. But C, most importantly, they are using a video of themselves. So, just that part of it, just being able to represent your best self as an avatar, to be able to have a conversation using your voice, and not necessarily type to text. And then more importantly is to be seen hey, here is who I am. We talked a little earlier about safety. And this is one of things that creates a safety issue, right. People can now say hey, I want to be in a community, and being able to have the video over my head is super important because when I walk down the street, I only wanted to see and talk and engage with people that have video so I feel safer or I feel better or I want to communicate using that form.

But in this setting, everything changes based on perspective. Everything changes because if we look to the right and say, the person to the right is the customer. And Casey in that picture is the salesperson, while everything changes. Everything. Period. Everything; because now the customer can now have a live conversation with a real person in the internet about what products they have with a snap of a finger, that mannequin with the proper sizes, and the proper shape to that person can instantaneously give the customer what they want, and eliminate those 72% of abandoned carts that plague the World Wide Web. This has been a problem since the first websites.

How do we go about finding out why people are not buying products? Well, have a live conversation with them. That is something that was only done in the real world. Now you would say John, this sounds futuristic. We are on an investor conference call. This was done in Burning Man already. This is already released. This is already there. This is tech that is now. And it is important to understand the disruption that the metaverse has. And this is it. Show do not tell this is the image that shows. This is it. Imagine Helix here is now not in this beautiful retail setup but Helix is a car salesman, and Casey is coming in to buy a car. Helix can be put in a situation where he could say, ‘What color of car do you want? How do you want to test drive that car? What interior do you want?’ and deliver a retail experience unlike anything available today.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

But now there is another element hiding in the background that is just lurking. And here is that element. That element is that if I am a brand, and let us say I am. And I do not want to name a name. I am Big Brand X. Now we talked about those silos that do everything they can to get in the way between the consumer and those brands and they want to leverage the middle. But in this game, the middle is Amazon. It is Walmart. It is Kmart. It is name any middle person. Macy's, they are all middlemen. If you make a product, this is where you want to be. You want to be right here offering your products via your personal staff and sell to the consumer directly. And you want us to build that metaverse, where you own the data, you are collecting the credit card, and you are making it happen. Why because you can eliminate the middle man. That is disruption at its finest. That is why you see the things you are seeing in the marketplace.

There it is in an image. This is what we are building and delivering to consumers who are businesses, who are creators, who want to have their own place of business, earn the money themselves, create the relationship with their own customers. We create the mechanisms for them to do that. We are going to give them the ability to have the e-commerce. We are going to give them the ability for Helix to have the conversation with the customer. We are going to enable this technology to happen right now today. This economy is their economy. We are letting people that create earn. Whether you are a manufacturer of a product or you are the manufacturer of content, this is your world and your money. And that is an open metaverse right here.

So, here we are, right back where we started. We have got our entertainment at the top, our SDK and our API. And I think today, we tried to bring you into Infinite Reality. We tried to tell you about why we have started. You have learned a little bit about why this combination is so powerful. You had a moment to visit the different aspects of the metaverse, how metaverses are created, how we see our place, where the disruption is occurring, and how we believe we can be a disruptive force today.

We appreciate all of you taking the time to hear what we have to say and be a part of this whole experience, and be a part of what we are doing. So, I want to take a minute and summarize.

API, SDK and entertainment. The API part fundamentally is an ongoing monthly billing of whatever the SDK team is building. So, if the SDK team is building a metaverse, if the SDK team is helping people create products to build metaverses, the API team is basically the monthly billing of supporting what has been built. The entertainment team is helping bring that live high-quality production into the metaverse. It is helping to keep brands engaged with the metaverse. And I think you have heard from Rodric, Elliot, Helrix, Sean today about how important it is that fundamentally these three pieces must be present to have a legitimate chance to compete as a metaverse building company, as a company that can give infrastructure, that could give services of helping to build, who could give the software infrastructure to give the kits and the things and the tools that creators need.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

But most importantly to give the brands the entertainment. This is our plan. This is our model. And here is the thing. We are using this call as our statement to not just the investment community, to the world. This is our playbook. Here it is today. We do not need to hide. This is it.

We are going to provide a great product. We are going to develop great metaverses. And we are going to help power creators, whether you are a brand or whether you are just an artist or whether you are a magician at home. We are going to help power that. And we are going to entertain you and the world.

Thank you much, and we are going to look forward to hearing some of your active questions. I know that hundreds of questions have poured in. And we are so excited to start addressing some of those. And we are going to start that here right now. Thank you.

Q&A

Sean Cross: Now, we are going to begin the question-and-answer section. With that, I have got the first question from Eric Kagan[?]. We all keep hearing metaverse is a buzzword. And when speaking to other Gen X and Baby Boomers, I just get blank stares and I do not get it.

What are some good resources to help older generations understand what the effects of the metaverse will have on society? With that, over to you John.

John Acunto: What a great question, Eric. When you think of resources for Baby Boomers on how to understand what the metaverse is going to do going into the future, and of course how can you learn or get more information about that, it is a hard question. The honest answer to that is, is it is like asking people in 1997 through 2000, the same question about what the effects of the internet is going to have. And some were right and some were wrong. And I am not sure how you can read up on it. As you saw today, the disruptive forces of the metaverse across retail, brands creating relationships, individual creators having the ability to create relationships with consumers they influence.

Think about that one for a minute. If I have an audience of a thousand or a million people. And I can choose any product on earth and I can monetize my audience by selling product and leveraging product, here is a question; what percent of the GDP is influenced by influencers? Every brand on earth uses influencers to leverage their product to sell product. So, what percentage? And so, when you think about how a brand can empower their influencers to sell their products, and the influencer can get a cut of that, and create a direct relationship, and move out middlemen, what is the impact?

The impact is no matter how you break this down, this is why you see trillion-dollar companies changing their names and multi-trillion-dollar companies spending $70 billion because this is a force that is extremely powerful, and extremely disruptive. And the only resource that I could tell you to truly read is or to truly understand the effects is the wheel.

Sean Cross: Next question from investor Roy Lee[?]. If I understand the value proposition correctly that Infinite Reality offers, your metaverse tools empower brands and creators alike to not only participate, but to financially benefit unlike current social environments.

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Infinite Reality - Conference Call Broadcast from the Metaverse Saturday, 12th March 2022

Can you explain how a brand and specifically one in the streaming space might work with Infinite Reality in the metaverse, and what the road ahead looks like?

John Acunto: Another great question. Thank you, Roy. When you think of the empowerment, whether it is streaming or any content provider, I think it is the social aspect that creates the disruption in that space. We look over here at our pyramid. And you think about how important – from the API standpoint, how important the social tools would be.

So, let us say, I am streaming and I am listening to music or I am listening to or watching content. I now can consume that content in the metaverse and consume it with my friends. And we can all be sitting around. Even though, we all might be laying in bed or on our own sofas, and we can socialize and experience, and enjoy that Halloween film together or enjoy Star Wars together. But do it where we can see each other, talk to each other, whisper to each other, and experience that.

One of the things that is also super exciting for streaming companies is that they have been dying to figure out how to form a community around that. You look at how when you go into for instance Netflix or Hulu, everything is divided into categories. And they are trying really hard, documentaries, sci-fi, etc. These are all basically to us communities. And so, they can not only create communities around shows, but they can make active communities that can participate in new shows, and even be a part of creating new content.

And so, I think as we go forward, I think the streaming community is going to be actively engaged in the metaverse. And I think they are going to look at how they can create new ways and new communities around distributing content. And so, I am super excited to see them in the space for sure.

Sean Cross: All right. And next, we have a question from one of our international participants, Terry [Inaudible]. Where is located the computational power? And is it scalable to manage the metaverse?

John Acunto: Obviously, traditionally there are a tremendous amount of cloud-computing companies out there that are competing for our business. And certainly, we are going to leverage what is safest and friendliest for the environment, and at the same time what is the best and most-affordable option for our customers on the API side.

Ultimately, I think the environmental-friendly option, and the low-cost option which is crazy that we have reached that point. They are actually the same, right. Meaning, low cost and environmental-friendly, I think actually fit hand in hand here. And especially with what we see happening right now with oil, I think and energy across the board, I think these low-cost options are becoming super interesting. A great, great question. Thank you.

Sean Cross: And with that, we will end the question-and-answer section for this evening. Several questions did not get answered. We know that. We will be coming back to you with the public document. Also, this evening at 8:00 PM, there will be a full recording of this for any portion that you missed.

I would like to thank you once again for carving time into your day and your evening. And we look forward to talking to you in the very near future. Cheers.

[END OF TRANSCRIPT]

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